Exhibit 99.1

RESOLUTE ENERGY CORPORATION PROVIDES OPERATIONAL UPDATE AND

HORIZONTAL WELL RESULTS, AND SCHEDULES INVESTOR CONFERENCE

CALL FOR MONDAY, NOVEMBER 10, 2014, AT 4:30 PM EST TO DISCUSS

RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2014

•	Three Permian Basin horizontal wells averaged 1,300 Boe per day on peak 24-hour IP tests

•	Two Powder River Basin horizontal wells showed peak 24-hour IPs of 574 and 387 Boe per day

•	Company reaffirms that it expects total production to fall within 2014 guidance

•	Company will host an investor conference call on Monday, November 10, 2014, at 4:30 p.m. Eastern Standard Time to discuss results for the quarter ended September 30, 2014

Denver, Colorado – October 20, 2014 – Resolute Energy Corporation (“Resolute”, the “Company,” “we,” “us” or “our”) (NYSE: REN) today updates certain operating data, provides horizontal well results and provides information for its scheduled conference call to discuss results for the quarter ended September 30, 2014.

Our drilling during the third quarter and into the fourth quarter has been focused in Reeves County, Texas (Delaware Basin) and Campbell County, Wyoming (Powder River Basin). We have completed four horizontal wells in Reeves County since May, including two in our Appaloosa area and two in our Mustang area. In the Powder River Basin, our two most recent Turner horizontal wells have been producing since September 3 and 25, respectively. The new wells have contributed significantly to production, and total Company production is on track to be within our annual production guidance as announced on March 10, 2014. Third quarter production was approximately 12,650 barrels of oil equivalent (“Boe”) per day with exit rate production for the third quarter of approximately 14,000 Boe per day.

The table below summarizes our horizontal wells completed since the second quarter.

Basin/Wells	First Production	24 hour IP rate Boe	Lateral Length	Frac Stages	Percent Oil	Producing Formation
Delaware Basin
Harrison State C20-1401H	07/01/14	1,352	5,210	21	59	Wolfcamp B
James 02-1401H	08/31/14	1,027	1,746	7	59	Wolfcamp B
Renegade 0302BH	08/09/14	1,521	7,442	31	45	Wolfcamp B
Steamworks 0301BH	10/09/14	Flowing Back	1,880	12	N/A	Wolfcamp B
Powder River Basin
Castle 13- 41TH	09/03/14	387	4,566	19	86	Turner/Frontier
Grand 07-14TH	09/25/14	574	4,700	18	84	Turner/Frontier

In Reeves County, results have exceeded our expectations from the four horizontal wells that we have put on production since late June. Reflecting these results and incorporating data from other recent wells nearby, our reserve engineering team has increased our expected EUR in this area to 670 thousand barrels of oil equivalent (“MBoe”) for a 5,000 foot lateral and to 910 MBoe for a 7,500 foot lateral. The new type curves generate well-level internal rates of return of approximately 30 percent and 40 percent at NYMEX crude oil prices of $80 per barrel and $90 per barrel, respectively, assuming well costs of $9 million for a 5,000 foot lateral and $11 million for a 7,500 foot lateral.

While the horizontal program continues to improve, our mature properties, especially in Aneth Field, are outperforming our plan and provide a consistent base of production and cash flow.

We also continue to advance negotiations on a financing transaction involving a portion of our Aneth Field assets. We cannot say with certainty that such negotiations will result in a transaction, but we are optimistic that an agreement with respect to such a financing transaction will be reached in the near term.

Permian Basin

Our horizontal drilling program in Reeves County saw first production on four horizontal wells since the end of the second quarter and the spudding of a fifth well, bringing the total operated horizontal well count in Reeves to six wells either in production, completion or drilling. We are operating one rig in this area, drilling 7,500 foot laterals, and we expect to finish drilling operations on our fifth and sixth wells during the fourth quarter. These two wells will be completed either late in the fourth quarter or early in the first quarter of 2015 depending on equipment availability. In addition to our operated wells, we also have participated in drilling two more non-operated horizontal wells in Reeves County.

Despite adverse weather conditions, we have seen a meaningful production increase during the third quarter coming from our Reeves County properties, clearly demonstrating the potential that we expect to achieve as we continue to unlock the resource base there. During the third quarter, severe storms dumped several inches of rain in the area, causing severe flooding conditions and resulting in inoperable equipment and impassable roads. Fortunately, we did not experience any significant equipment or facility damage as a result of the flooding, but our wells were either shut-in or significantly constrained for about one week as we worked to restore production operations. The impact of the downtime was a temporary reduction in production of approximately 10,000 Boe in aggregate.

The following provides more detail on the Reeves County activity:

Harrison State C20-1401H: In our second quarter earnings press release we reported initial volumes on this well, our second horizontal well in Reeves County, which saw first production on July 1. We can now report peak 30-day production of 973 Boe per day. The well has been managed with a conservative flowback strategy and continues to produce at volumes in excess of 900 Boe per day at 2,000 psi on a 26/64 inch choke. Normalized on flowing pressure, we think the Harrison State has the potential to be one of the best wells in the area.

Renegade 0302BH: In our second quarter press release we also mentioned that our first 7,500 foot lateral, the Renegade 032BH (31-stage completion in the Wolfcamp B), had just begun flowback. We saw first production from this well on August 9, and we can report a peak 24-hour rate of 1,521 Boe per day with 45 percent oil. Because of our conservative flowback approach and the effect of shut-ins due to weather and during the frac operation on the offsetting Steamworks well, we believe that we have not yet seen a 30-day peak production number.

James 02-1401H: After completing the Renegade, we completed the James 02-140H well with a seven-stage frac in a 1,746 foot lateral. First production was on August 31 and we established a peak 24-hour IP of 1,027 Boe per day. Due to the weather related shut-ins we have not established a peak 30-day rate. Nevertheless, over its first 30 days of production this well has exceeded our original type curve and was tracking our new Appaloosa 5,000 foot lateral type curve EUR of 670 MBoe.

Steamworks 0301BH: Our fifth operated horizontal well in Reeves County, the Steamworks 0301BH, was originally planned as a 7,500 foot lateral and was drilled to total depth during the quarter. In preparing the well to run the production casing, we experienced mechanical issues with the wellbore, resulting in a shorter lateral section suitable for completion. Offsetting the Renegade well in the Wolfcamp B, the Steamworks was recently completed with a twelve-stage frac and commenced flowback on October 9, with initial pressures similar to the Renegade well. It is too early to report production volumes.

Great Divide 1402BR: The Great Divide 1402BR well, a planned 7,500 foot lateral Wolfcamp B target, located in our Mustang area, is drilling in the lateral section and is ahead of schedule. We expect to reach total depth on this well prior to the end of October. After this we will move the rig to the Harpoon 1410BH well, a 7,500 foot lateral directly offsetting the Great Divide well. We expect to conduct simultaneous completion operations on these two wells.

Our Midland Basin acreage in Howard and Martin counties also saw drilling activity, including a non-operated vertical Wolfberry well drilled in the third quarter and another vertical Wolfberry well spud at the end of the quarter. We also have committed to participate with a ten percent working interest in a non-operated horizontal Wolfcamp well in Howard County. We expect this well to be drilled during the fourth quarter and anticipate additional horizontal drilling will take place on this acreage during 2015.

Aneth Field

Aneth Field production has increased over prior periods even though there have been no significant capital development projects undertaken this year. Additionally, lease operating expense has been lower than plan, contributing to the asset’s ability to provide substantial free cash flow. The strength of this world-class asset results from the cumulative effect over many years of improving operations, maintenance, reservoir engineering and geology.

Second quarter activities were focused on enhancing the reliability of the surface production equipment, working with our power provider to increase available power for future expansions, preparing the nine pattern DC IIC project in the McElmo Creek Unit for CO2 injection and permitting work for future well activities.

Hilight Field – Powder River Basin

During the third quarter, we successfully drilled and completed two horizontal wells in Hilight Field targeting the Turner formation. These wells are located approximately three miles from our successful first Turner well, the Castle 3-21TH, which has cumulative production of 132,000 Boe in eleven months and is still producing at a rate of approximately 265 Boe per day. The Castle 3-21TH attained payout after approximately one year of production.

Grand 7-14TH: In August, we finished drilling the Grand 7-14TH with a 4,566 foot horizontal section in the Turner formation and completed the well with an eighteen-stage frac. The well currently is producing on pump at a rate of approximately 450 Boe per day.

Castle 13-41TH: Also in August, we finished drilling the Castle 13-41TH well from the same platform as the Grand well. The two wells were sequentially completed in the Turner formation. The Castle well has a 4,700 foot horizontal section and was completed with a nineteen-stage frac. The well is producing on pump at a rate of approximately 265 Boe per day. It is too early to discuss EUR and rates of return from the two most recent wells.

We have identified approximately 45 horizontal Turner locations and we expect to continue Turner drilling activities in 2015. Throughout the basin, operators have been actively testing other formations, and our preliminary evaluation of sidewall cores and logs taken from our recently drilled wells indicate opportunities in the Parkman and Sussex formations on our Hilight Field acreage. We believe we may have as many as 32 potential Parkman horizontal locations in addition to our inventory of Turner locations.

Earnings Call Information

Resolute will host an investor call on November 10, 2014, at 4:30 PM ET. To participate in the call please dial (800) 860-2442 from the United States, or (866) 605-3852 from Canada or (412) 858-4600 from outside the U.S. and Canada. The conference call I.D. number is 10054923. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions.

A replay of the call will be available through November 12, 2014, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S. The conference call I.D. number is 10054923.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2014; our intent to pursue and the status of a financing transaction with respect to a portion of our interest in Greater Aneth Field; liquidity and availability of capital; estimates of rates of return, type curves and ultimate recoveries of oil and gas (EUR); anticipated capital expenditures in 2014 and 2015 and the sources of such funding; our expectations regarding our operating, drilling, completion, development and exploration plans and anticipated timing and costs thereof; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, drilling locations, and productive intervals, the anticipated timing, cost and rate of return of such activities; and the testing and prospectively of our properties and acreage, including the prospectivity of the Parkman and Sussex formations in our Hilight Field acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells ; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Permian Basin of Texas or obstacles thereto; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; the success of strategic plans, expectations and objectives for future operations of Resolute; Resolute’s level of indebtedness including our ability to fulfill our obligations under the senior notes and our credit facility; and the availability of additional financing on terms acceptable to us or at all. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review

Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

24-hour peak IP rates and 30-day peak IP rates for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com